Exhibit 99.1

November 11, 2021

Array Technologies, Inc. Reports Financial Results for the Third Quarter 2021

Third Quarter 2021 Financial Highlights
•    Revenue of $192.1 million
•    Net loss to common stockholders of $31.0 million
•Adjusted EBITDA loss of $0.5 million(1)
•    Adjusted basic and diluted net loss per share of $0.07(1)
•Executed contracts and awarded orders at September 30, 2021 totaling $1 billion, a new record

(1) A reconciliation of the GAAP to the most comparable Non-GAAP results is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies, Inc. (Nasdaq: ARRY), one of the world’s largest providers of utility-scale solar tracking technology, today announced financial results for its third quarter ended September 30, 2021.

“In the third quarter, we grew revenues 38%, generated over $315 million of new orders - the second highest level of quarterly bookings in our history - and ended the quarter with more than $1 billion in executed contracts and awarded orders, which is a new record for our company. Our results in the quarter demonstrate that the changes we made to our quoting and procurement processes have not impacted demand for our products or inhibited our ability to deliver for our customers. More importantly, we believe the third quarter represents the trough for our margins as it was the last quarter where the majority of our shipments were priced using our historical quoting and procurement processes. We expect that our gross margins should improve steadily over the next several quarters as new, higher margin orders constitute a larger and larger proportion of our shipments and legacy, lower price orders constitute a smaller and smaller proportion of our shipments.” said Jim Fusaro, Chief Executive Officer of Array Technologies.

Mr. Fusaro continued, “We have worked diligently to adapt our business to the inflation, supply chain and logistics challenges facing our industry. We saw, and continue to see, the current environment as an opportunity to gain market share. We are seizing on that opportunity in two ways. First, we are leveraging the strength of the supply chain we have built over the past several months to win customers away from our competitors. Customers are coming to us because, in some cases, we are the only supplier that can reliably deliver product on time and at the promised price as well as source up to 90% of our bill of materials from U.S.-based suppliers—a capability that could give us a tremendous competitive advantage if the proposed domestic content requirements of the current Build Back Better Act are enacted into law. Second, we are aggressively pursuing opportunities for strategic acquisitions, the first of which we announced today — our acquisition of STI Norland. STI accelerates our international expansion and will be significantly be accretive to our margins and earnings per share,” added Mr. Fusaro.

Mr. Fusaro concluded, “I am incredibly excited about the road ahead for Array. We have successfully adapted our business model to the current environment and demonstrated that we can generate bookings in-line with our historical gross margins. The domestic supply chain we have built is helping us to take market share and positions us to be an even bigger winner as U.S. content evolves into a competitive differentiator and with our acquisition of STI Norland we now are equally well positioned to accelerate our international growth. We are building a great company and I am more confident than ever that we will emerge from the current environment even stronger than we were before.”

Third Quarter 2021 Financial Results

Revenues increased 38% to $192.1 million compared to $139.5 million for the prior-year period, primarily driven by continued strong demand for our products as well as favorable comparisons to the third quarter of last year which had lower shipments as a result of the pull forward of orders into the first quarter of 2020 related to the ITC step down.

Gross profit decreased 65% to $9.3 million compared to $26.7 million in the prior year period, driven primarily by higher raw material input and logistics costs. Gross margin decreased to 4.8% from 19.2% driven by higher raw material and freight costs, partially offset by greater absorption of fixed costs as a result of higher sales volumes compared to the prior year period.

Operating expenses decreased to $25.4 million compared to $31.8 million during the same period in the prior year, primarily due to lower contingent consideration expense of $12.7 million. This decrease was partially offset by higher costs associated with being a public company and increased payroll related costs due to higher headcount.

Net loss to common stockholders was $31.0 million compared to a net loss of $7.2 million during the same period in the prior year, and basic and diluted loss per share were $0.24 compared to basic and diluted loss per share of $0.06 during the same period in the prior year.

Adjusted EBITDA decreased to a loss of $0.5 million, compared to $16.6 million for the prior-year period.

Adjusted net loss was $9.8 million compared to adjusted net income of $12.4 million during the same period in the prior year, and adjusted basic and diluted adjusted net loss per share was $0.07 compared to adjusted net income per share of $0.10 during the same period in the prior year.

Executed Contracts and Awarded Orders

Total executed contracts and awarded orders at September 30, 2021 were $1,005 million, representing an increase of 35% from the same date last year and represents a new record for the company.

Third Quarter 2021 Highlights and Recent Developments

•Awarded more than $315 million in new projects during the third quarter, the second highest quarterly bookings in the company’s history

•Entered into a multi-year supply agreement with POSCO for steel, further diversifying our supply chain

•Appointed Ken Stacherski, who previously served as our SVP of Operations, as our Chief Operations Officer

•Entered into an agreement to acquire STI Norland, a leading provider of PV mounting systems in Europe and Latin America, significantly expanding our international footprint and adding a lower-priced product offering ideally suited for emerging markets

Full Year 2021 Outlook

“We are making good progress working off our legacy, lower priced backlog and we believe the ‘hangover’ effect on our margins from those orders will dissipate by the first quarter of 2022. We believe our full year 2021 results will be within the range of the guidance we have provided, but likely at the lower end given continued constraints on freight availability which could impact our ability to ship product in the fourth quarter. Any shipments that are delayed from the fourth quarter will result in higher revenues in the first quarter of 2022” said Nipul Patel, Chief Financial Officer of Array Technologies.

Conference Call Information
Array management will host a conference call today at 5:00 p.m. Eastern Time, to discuss the Company’s financial results. The conference call can be accessed live over the phone by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13721670. The replay will be available until 11:59 p.m. (ET) on November 25, 2021.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, our planned acquisition of STI Norland and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information

This presentation includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity-based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) ERP implementation costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) equity-based compensation, (iv) remeasurement of the fair value of contingent consideration, (v) ERP implementation costs, (vi) certain legal expense, (vii) other costs, and (viii) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We define Adjusted Net Income per share as Adjusted Net Income divided by the diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands except share and per share amounts)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$116,391	$108,441
Accounts receivable, net	177,462	118,694
Inventories, net	173,126	118,459
Income tax receivables	6,453	17,158
Prepaid expenses and other	18,193	12,423
Total current assets	491,625	375,175
Property, plant and equipment, net	10,202	9,774
Goodwill	69,727	69,727
Other intangible assets, net	180,630	198,260
Other assets	24,405	3,088
Total assets	$776,589	$656,024

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current Liabilities
Accounts payable	$84,703	$82,755
Accounts payable - related party	610	2,232
Accrued expenses and other	31,256	29,164
Accrued warranty reserve	3,025	3,049
Income tax payable	629	8,814
Deferred revenue	81,347	149,821
Current portion of contingent consideration	2,168	8,955
Current portion of term loan	4,300	4,313
Other current liabilities	6,457	—
Total current liabilities	214,495	289,103
Long-term liabilities
Deferred tax liability	6,583	13,114
Contingent consideration, net of current portion	10,784	10,736
Other long-term liabilities	2,953	—
Long-term debt, net of current portion, debt discount and issuance costs	299,212	423,970
Total long-term liabilities	319,532	447,820
Total liabilities	534,027	736,923
Commitments and contingencies
Series A Redeemable Perpetual Preferred Stock of $0.001 par value - 500,000 authorized; 350,000 at $350.0 million par value and none issued as of September 30, 2021 and December 31, 2020	235,278	—
Stockholders’ equity/(deficit)

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands except share and per share amounts)

	September 30,	December 31,
	2021	2020
Preferred stock of $0.001 par value - 4,500,000 shares authorized; zero issued as of September 30, 2021 and December 31, 2020	—	—
Common stock of $0.001 par value - 1,000,000,000 shares authorized; 134,869,467 and 126,994,467 shares issued as of September 30, 2021 and December 31, 2020	135	127
Additional paid-in capital	251,330	140,473
Accumulated deficit	(244,181)	(221,499)
Total stockholders’ equity/(deficit)	7,284	(80,899)
Total liabilities, redeemable perpetual preferred stock and stockholders’ equity/(deficit)	$776,589	$656,024

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(in thousands, except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$192,068	$139,462	$640,796	$692,096
Cost of revenue	182,789	112,731	560,872	524,747
Gross profit	9,279	26,731	79,924	167,349

Operating expenses
General and administrative	18,493	11,873	58,279	34,772
Contingent consideration	936	13,591	1,071	16,008
Depreciation and amortization	5,984	6,374	17,949	19,117
Total operating expenses	25,413	31,838	77,299	69,897

Income (loss) from operations	(16,134)	(5,107)	2,625	97,452

Other expense
Other expense, net	(297)	(29)	(497)	(2,163)
Interest expense	(13,109)	(673)	(28,769)	(8,313)
Total other expense	(13,406)	(702)	(29,266)	(10,476)
Income (loss) before income tax expense (benefit)	(29,540)	(5,809)	(26,641)	86,976
Income tax expense (benefit)	(3,988)	1,423	(3,959)	18,131
Net income (loss)	$(25,552)	$(7,232)	$(22,682)	$68,845
Preferred dividends and accretion	(5,479)	—	(5,479)	—
Net income (loss) to common shareholders	(31,031)	(7,232)	(28,161)	68,845
Earnings (loss) per share
Basic	$(0.24)	$(0.06)	$(0.22)	$0.57
Diluted	$(0.24)	$(0.06)	$(0.22)	$0.57
Weighted average number of shares
Basic	130,955	119,994	128,315	119,994
Diluted	130,955	119,994	128,315	119,994

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows used in operating activities
Net income (loss)	$(25,552)	$(7,232)	$(22,682)	$68,845
Adjustments to reconcile net income to net cash used in operating activities:
Provision for (recovery of) bad debts	(23)	270	(574)	493
Deferred tax benefit	(7,889)	(2,290)	(6,531)	(3,666)
Depreciation and amortization	6,490	6,863	19,454	20,587
Amortization of debt discount and issuance costs	8,535	—	13,653	2,160
Interest paid-in-kind	—	348	—	3,421
Equity-based compensation	2,239	853	11,706	3,264
Contingent consideration	936	13,591	1,071	16,008
Warranty provision	(120)	36	305	633
Provision for inventory obsolescence	(582)	2,296	654	2,517
Changes in operating assets and liabilities
Accounts receivable	(23,829)	(19,750)	(58,194)	(22,340)
Inventories	(34,878)	6,469	(55,321)	48,992
Income tax receivables	3,204	2,799	10,705	(15,890)
Prepaid expenses and other	(6,596)	39	(5,770)	7,222
Accounts payable	3,326	17,112	1,948	(82,284)
Accounts payable - related party	—	(3,690)	(1,622)	(3,690)
Accrued expenses and other	12,224	9,009	1,683	4,644
Income tax payable	629	(29,240)	(8,185)	6,584
Lease liabilities	269	—	337	—
Contingent consideration	—	—	—	—
Deferred revenue	29,889	23,917	(68,474)	(284,000)
Net cash used in operating activities	(31,728)	21,400	(165,837)	(226,500)
Cash flows used in investing activities
Purchase of property, plant and equipment	(1,052)	(345)	(2,252)	(610)
Investment in equity security	—	—	(11,975)
Net cash used in investing activities	(1,052)	(345)	(14,227)	(610)
Cash flows from financing activities
Proceeds from revolving credit facility	—	(4,298)	102,000	32
Principal payments on term loan facility	(101,075)	—	(132,150)	(57,702)
Proceeds from (Payments on) revolving loan	(102,000)	—	(102,000)	—
Payments on related party loans	—	(23,822)	—	(45,558)
Proceeds from issuance of Series A Preferred	224,987	—	224,987	—
Proceeds from issuance of common stock	120,645	—	120,645

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Issuance costs of Series A Preferred	(7,195)	—	(7,195)	—
Issuance costs of common stock	(3,873)	—	(3,873)	—
Contingent consideration	—	—	(7,810)	—
Debt issuance costs	—	(3,775)	(6,590)	(3,775)
Net cash provided by (used in) financing activities	131,489	(31,895)	188,014	(107,003)
Net change in cash and cash equivalents	98,709	(10,840)	7,950	(334,113)
Cash and cash equivalents, beginning of period	17,682	37,984	108,441	361,257
Cash and cash equivalents, end of period	$116,391	$27,144	$116,391	$27,144

Array Technologies, Inc. and Subsidiaries
Adjusted EBITDA Reconciliation (unaudited)
(in thousands)

The following table reconciles net income (loss) to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$(31,031)	$(7,232)	$(28,161)	$68,845
Preferred dividends and accretion	5,479	—	5,479	—
Interest expense, net	13,109	673	28,769	8,313
Other expense, net	297	29	497	2,163
Income tax expense (benefit)	(3,988)	1,423	(3,959)	18,131
Depreciation expense	613	550	1,825	1,650
Amortization of intangibles	5,878	6,313	17,630	18,937
Equity-based compensation	2,240	852	14,271	3,264
Contingent consideration	936	13,591	1,071	16,008
ERP implementation costs(a)	—	375	—	1,946
Legal expense(b)	882	64	1,025	899
Other costs(c)	5,081	—	11,672	334
Adjusted EBITDA	$(504)	$16,638	$50,119	$140,490

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended September 30, 2021, other costs represent (i) $3.6 million of certain logistics and other costs incurred primarily due to supplier constraints and port issues which we do not expect to occur on an ongoing basis (ii) $1.0 million certain costs related to M&A activities (iii) recovery of certain professional fees & payroll related costs we do not expect to incur in the future of $0.5 million. For the three months ended September 30, 2020, other costs were not incurred. For the nine months ended September 30, 2021, other costs represent (i) $6.7 million of one-time logistics charges incurred primarily due to supplier constraints and port issues (ii) Certain costs associated with our IPO and Follow-on Offering of $1.9 million, (iii) $1.7 million of certain costs related to M&A activities (iv) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.3 million. For the nine months ended September 30, 2020, other costs represent (i) Certain professional fees & payroll related costs we do not expect to incur in the future of $0.3 million.

Array Technologies, Inc. and Subsidiaries
Adjusted Net Income Reconciliation (Unaudited)
(In thousands)

The following table reconciles net income (loss) to Adjusted Net Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$(31,031)	$(7,232)	$(28,161)	$68,845
Accretion of Series A Preferred	2,684	—	2,684	—
Amortization of intangibles	5,878	6,313	17,630	18,937
Amortization of debt discount and issuance costs	8,879	—	13,997	2,160
Equity-based compensation	2,240	852	14,271	3,264
Contingent consideration	936	13,591	1,071	16,008
ERP implementation costs(a)	—	375	—	1,946
Legal expense(b)	882	64	1,025	899
Other costs(c)	5,081	—	11,672	2,566
Income tax expense of adjustments(d)	(5,334)	(1,586)	(11,804)	(6,227)
Non-recurring income tax adjustments related to the IRS settlement and CARES Act	—	—	—	(6,608)
Adjusted Net Income (loss)	$(9,785)	$12,377	$22,385	$101,790
2684042.77

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended September 30, 2021, other costs represent (i) $3.6 million of certain logistics and other costs incurred primarily due to supplier constraints and port issues which we do not expect to occur on an ongoing basis (ii) $1.0 million certain costs related to M&A activities (iii) recovery of certain professional fees & payroll related costs we do not expect to incur in the future of $0.5 million. For the three months ended September 30, 2020, other costs were not incurred. For the nine months ended September 30, 2021, other costs represent (i) $6.7 million of one-time logistics charges incurred primarily due to supplier constraints and port issues (ii) Certain costs associated with our IPO and Follow-on Offering of $1.9 million, (iii) $1.7 million in certain costs related to M&A activities (iv) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.3 million. For the nine months ended September 30, 2020, other costs represent (i) $2.2 million to the former majority shareholder in connection with tax benefits received as part of the CARES act and (ii) Certain professional fees & payroll related costs we do not expect to incur in the future of $0.3 million.

(d) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.